EXHIBIT 10.5

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") dated as of December 30, 2002, is entered into by and between EMERGENT GROUP INC., a Nevada corporation (the "Company"), with an address at 932 Grand Central Avenue, Glendale, California, 91201, JIMA MANAGEMENT, LLC ("Consultant"), with an address at 171 Pier Avenue, #516, Santa Monica, CA 90405 and Mark Waldron ("Waldron") with an address at 710 Ocean Park Blvd. #3, Santa Monica, CA 90405 (JIMA and Waldron collectively "Consultants").

                                    RECITALS

         WHEREAS, Consultant has certain valuable business experience and expertise which could benefit the Company; and

         WHEREAS, the Company desires to retain the non-exclusive consulting services of Waldron, and JIMA MANAGEMENT, LLC desires to provide the services of Waldron, and Waldron is desirous of providing to the Company his services, upon the terms and conditions herein below set forth; and

         WHEREAS, the Company upon Waldron's request also desires to compensate Consultant for Waldron's services provided to the Company for the period from July 1, 2001 to March 31, 2002 during which time Waldron served as the Company's Chief Executive Officer and did not receive a salary; and

         WHEREAS, Waldron owns 10,247,377 shares of the Company's par value $.001, which the Company has agreed to register upon the conditions more particularly set forth herein. Such 10,247,377 shares of the Company's Common Stock are herein sometimes called the "Waldron Stock".

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Scope and Duties of Consultant. Consultant agrees to provide the Company with the non-exclusive services of Waldron as may be required by the Company or its subsidiaries (including, without limitation, Medical Resources Management, Inc.) from time to time during the Term hereof (as defined below) as a consultant to the Company.

         In providing such services to the Company, Consultants shall report directly to the Company's Chairman and Chief Executive Officer and the Board of Directors of the Company. Consultant's duties shall include, but not be limited to providing advice and guidance generally with respect to various commercial strategies, management and operational aspects relative to the business of the Company.
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         In rendering consulting services pursuant to this Agreement,
Consultants agree to use their ability and experience at all times and to loyally and conscientiously perform all the duties and obligations required of them expressly or implicitly by the terms of this Agreement.

     2. Term of Agreement. The Company shall retain Consultant to perform consulting services to the Company, and Consultant hereby agrees to provide such consulting services to the Company, for a period of nine (9) months, commencing on January 15, 2003 (the "Term"); provided however, that the provisions of
Section 8 below shall continue in full force and effect after the Term for the period set forth in such Section 8.

     3. Personal Services. Waldron shall provide the services described in this Agreement personally and not through any other employee, subcontractor or agent of Consultant without the express prior written consent of the Company.

     4. Remuneration to Consultant. As full and total consideration for Consultant's services described herein, the Company shall:

         (a) pay Consultant a monthly consulting fee (the "Consulting Fee") of $10,000.00, payable monthly in advance during the Term; and

         (b) reimburse Consultant for any approved documented, reasonable travel, entertainment and out-of-pocket expenses actually incurred by Consultant in connection with the performance of Consultant's services on behalf of the Company hereunder and in accordance with Company policies and procedure during the Term; and

         (c) during the period set forth in Section 8, register all of the shares of the Waldron Stock as provided in such Section 8.

     5. Confidentiality; Inventions; Product Development, Etc.

         (a) Restrictions on Proprietary Information. Each of JIMA and Waldron acknowledges that (i) because of his responsibilities at Company, Waldron will help develop and create, and will be exposed to, Company's business strategies, information on customers and clients and other valuable confidential, proprietary and trade secret information of Company (as more fully defined below, "Proprietary Information"), (ii) in such capacity Waldron will become familiar with procedures and methods by which Company develops and conducts its business, (iii) Waldron will have access to Company's clients, channels for developing clients, and other Proprietary Information, (iv) it would be unfair to Company if Waldron or JIMA were to appropriate to himself or itself or others the benefits of Company's resources expended to develop such business relationships, (v) it would be unfair to Company if Waldron or JIMA were to appropriate to himself or itself or others the benefits of the business which are critical to the success and survival of Company, and personnel and other Proprietary Information which Company has developed and continues to develop in the conduct of its business, and (vi) it is therefore fair that reasonable restrictions should be placed on certain of Waldron's activities during and after the term of this Agreement.
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         All Proprietary Information shall be the sole property of Company, and
Company shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Waldron and JIMA hereby assign to Company any rights he or it may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination for whatever reason, Waldron and JIMA will keep in strictest confidence and trust all Proprietary Information, and Waldron and JIMA will not use or disclose any Proprietary Information except as may be necessary in the ordinary course of Waldron performing his duties hereunder, as determined by Waldron. Except as required in his authorized duties on behalf of Company, Waldron will not (and JIMA shall not) use, copy, publish, summarize, or remove from Company's premises Proprietary Information, or remove from the premises any other property of the Company. In the event of termination of this Agreement for any reason, Waldron and JIMA will deliver to Company all documents, notes, drawings, specifications, data, and other materials of any nature pertaining to Waldron's work with Company and/or containing Proprietary Information, and Waldron and JIMA will not take with him or it any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression. Waldron and JIMA agree that client or customer lists, business contracts and related items are the property of Company.

         (b) Definition of Proprietary Information. "Proprietary Information" means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned by Waldron or JIMA, pertaining in any manner to the business of Company (or any of its affiliates) including, without limitation: (i) client lists, client prospects, and business development information; (ii) company lists, profiles and reports; (iii) training and research materials and methodologies; (iv) structure, operations, pricing, financial and personnel information; (v) information systems design and procedures; (vi) computer technology designs, hardware configuration systems, and software designs and implementations; (vii) information databases, interactive procedures, navigation, functionality, web site design,, tests, analysis and studies developed by or for the benefit of Company; (viii) plans, designs, inventions, formulas, research and technology developed by or for the benefit of Company; (ix) business information and business secrets of Company and its clients; (x) trade secrets of Company; (xi) plans, prospects, policies, practices, and procedures of Company which are not generally known in the industry; (xii) licenses and agreements of any nature; and (xiii) all other proprietary and confidential information of every nature and source. Proprietary Information does not include information which: (A) is or becomes generally available to the public through no breach of this Agreement or any other agreement to which Company or JIMA is a party; (B) was received from a third party free to disclose such information without restriction; (C) is approved for release in writing by the Board, subject to whatever conditions are imposed by the Board; or (D) is required by law or regulation to be disclosed, but only to the extent necessary and only for the purpose required. The foregoing definition of Proprietary Information shall not be deemed to include an idea developed by Waldron in the exercise of his own mental faculties unless specifically and exclusively developed for the use of the Company.

         (c) Third-Party Information. Each of Waldron and JIMA acknowledges that Company has received and in the future will receive from third parties their confidential information subject to a duty on Company's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Each of Waldron and JIMA agrees that they owe Company and these third parties, during and after the term of this Agreement, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform any obligations hereunder and as is consistent with Company's agreement with third parties.

         (d) Inventions. Waldron will promptly disclose to Company (or any persons designated by it) all processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Waldron, either alone or jointly with others, during the period of his employment that are related to or useful in the business of Company, result from tasks assigned to Waldron by Company, or result from the use of premises owned, leased, or contracted for by Company (all such processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products are hereinafter referred to as "Inventions"). Waldron will also promptly disclose to Company, and Company hereby agrees to receive all such disclosures in confidence, all other processes, formulas, data, computer programs, software and documentation, know-how, improvements, discoveries, developments, designs, algorithms, inventions, techniques, strategies and new products, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Waldron, either alone or jointly with others, during the period of his employment for the purpose of determining whether they constitute "Inventions", as defined above.

         Each of Waldron and JIMA agrees that all Inventions shall be the sole property of Company, and Company shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Each of Waldron and JIMA hereby assigns to Company any rights he or it may have or acquire in such Inventions. Each of Waldron and JIMA also hereby waives all claims to moral rights in any Invention. Each of Waldron and JIMA further agrees as to all such Inventions to assist Company as may be reasonably required (but at Company's expense) to obtain and from time to time enforce patents, copyrights, and other rights and protections relating to said Inventions in any and all countries, and to that end each of Waldron and JIMA will execute all documents for use in applying for and obtaining such patents, copyrights, and other rights and protections on and enforcing such Inventions, as Company may desire, together with any assignments thereof to Company or persons designated by it. Waldron's and JIMA's obligation to assist Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate JIMA at a reasonable rate after the termination hereof for time actually spent by Waldron at Company's request on such assistance, provided: that such assistance shall not interfere with Waldron's subsequent employment. In the event Company is unable, after reasonable effort, to secure Waldron's or JIMA's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right of protection relating to an Invention, for any reason whatsoever, each of Waldron and JIMA hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his or its behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Waldron and JIMA. The foregoing definition of Inventions shall not be deemed to include an idea developed by Waldron in the exercise of his own mental faculties unless specifically and exclusively developed for the use of the Company.

         (e) Records of Invention Ideas. Waldron agrees to maintain adequate and current written records on the development in connection with his employment of all technology, ideas, and inventions, collectively referred to in this Agreement as "Invention Ideas," and to disclose promptly to Company all Invention Ideas and relevant records, which records will remain the sole property of Company.

         (f) Assignment. Subject to Section 5(g), each of Waldron and JIMA agrees to assign to Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of Company, and, to the maximum extent permitted by applicable law, shall be deemed works made for hire. In the event any Invention Idea shall be deemed by Company to be patentable or otherwise registrable, each of Waldron and JIMA will assist Company (at its expense) in obtaining letters patent or other applicable registrations thereon and Waldron and JIMA will execute all documents and do all other things (including testifying at Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest Company with full title thereto. Should Company be unable for any reason to secure Waldron's or JIMA's signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Waldron's mental or physical incapacity or any other cause, each of Waldron and JIMA hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as their agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by him. The power-of-attorney granted pursuant to this section 8(f) is coupled with an interest and is irrevocable.

         (g) License for Other Inventions. Except as Company may otherwise agree, if, in the course of this Agreement, Waldron incorporates into Company property an Invention Idea owned by Waldron or JIMA or in which Waldron or JIMA has an interest, Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell his Invention Idea as part of and in connection with Company property.

         (h) Patent and Copyright Registration. Each of Waldron and JIMA agrees to assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Invention Ideas and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assignees, and nominees the sole and exclusive rights, title and interest in and to such Invention Ideas, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Each of Waldron and JIMA further agrees that the obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

         6. Non-Competition; Non-Solicitation

          (a) Each of Waldron and JIMA hereby agrees and covenants that during the Term hereof and for a period of six (6) months thereafter that they will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the current business of the Company during the Term, it being agreed that the current business of the Company is the rental of surgical equipment to healthcare providers on a per procedure basis; provided, however, that ownership of not more than 5% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 6.

(b) Each of Waldron and JIMA agrees and covenants that during the Term hereof and for a period of six (6) months immediately thereafter, they and their agents will not (without first obtaining the written permission of Company) directly or indirectly participate in the solicitation of any business of any type conducted by Company during the period of this Agreement from any person or entity which was a client or customer of Company during the period of this Agreement, or was a prospective customer of Company from which Waldron solicited business or for which a proposal for submission was prepared during the period.

(c) Each of Waldron and JIMA agrees and covenants that during the Term and for a period of six (6) months following this Agreement they will not (without first obtaining the written permission of Company) directly or indirectly hire, recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding six (6) months.

     7. Status as Independent Contractor. Consultants' engagement pursuant to this Agreement shall be as independent contractors and not as an employee, or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be an employer or employee of the other. Consultants acknowledge that the compensation provided in Section 4 hereinabove is a gross amount of compensation and that the Company will not withhold from such compensation any amounts respecting income taxes, social security payments or any other payroll taxes. Consultants expressly agree that all such income taxes and payments shall be made or provided for by Consultants and that the Company shall have no responsibility or duties regarding such matters whatsoever. Consultants acknowledge that their complete compensation for consulting services is set forth in Section 4 hereinabove and that, except as otherwise set forth in
Section 4 hereof, they shall not receive any benefits, including, but not limited to medical benefits and the ability to participate in any pension plans.

     8. Incidental Registration. For so long as BJH Management, LLC and/or Bruce
J. Haber and/or Louis Buther, shall have registration rights regarding the Common Stock of the Company whether pursuant to that certain Stock Issuance Agreement dated December 30, 2002, or otherwise, if the Company, at any time during such period proposes to file on its behalf and/or on behalf of any of its security holders a registration statement under the Securities Act of 1933, as amended on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act of 1933 or to the Company's employees pursuant to any employee benefit plan, respectively) for the general registration of securities to be sold for cash with respect to the Company's Common Stock, it will give written notice to Waldron at least 30 days before the initial filing with the Securities and Exchange Commission of the registration statement, which notice shall set forth the intended method of disposition of the securities that the Company proposes to register. The notice shall offer to include in such filing the aggregate number of shares of the Waldron Stock as Waldron, or his transferees may request. Waldron or his transferees shall advise the Company in writing within 20 days after the date of receipt of such offer from the Company, setting forth the amount of Waldron Stock for which registration is asked. The Company shall thereupon include in such filing the number of shares of the Waldron Stock for which registration is so asked.

         9. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver of any subsequent breach by either party. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         10. Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses as set forth below or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:


         In the case of the Company, to:

                                    Bill McKay
                                    Chief Financial Officer
                                    Emergent Group Inc.
                                    932 Grand Central Avenue
                                    Glendale, CA 91201


         With a copy simultaneously by like means to:

                                    Lester Morse, P.C.
                                    111 Great Neck Road, Suite 20
                                    Great Neck, New York 11021
                                    Attn: Steven Morse, Esq.

                                                 And

                                    Bruce J. Haber
                                    BJH Management, LLC
                                    145 Huguenot Street, Suite 405
                                    New Rochelle, NY 10801


         In the case of Consultant or Waldron, to:

                                    JIMA MANAGEMENT, LLC
                                    171 Pier Avenue, #516
                                    Santa Monica, CA 90405
                                    Attn: Mark Waldron

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

         11. Choice of Law. Regardless of the place of execution or performance, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws provisions.

         12. Jurisdiction and Venue. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultants' activities or remuneration under this Agreement, shall be settled by a court of competent jurisdiction in the State of New York, County of New York. Each of the parties hereto irrevocably consents to the jurisdiction of the Federal and State Courts located in the State of New York, County of New York. The parties hereby knowingly, irrevocably, voluntarily and intentionally waive any right they may have to a trial by jury in respect of any action, proceeding or counterclaim based on this Consulting Agreement or the transactions contemplated in it, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party to it.

         13. No Assignment by Consultant. Consultants may not assign or delegate any of their rights, duties or obligations under this Agreement without the express prior written consent of the Company.

         14. Entire Agreement. This Agreement embodies and constitutes the full and complete understanding and agreement of the parties with respect to the Consultant's services for the Company, whether oral or written between Consultants and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.

         15. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective, permissible successors, heirs, beneficiaries and permitted assigns.

         16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. Counterparts. This Agreement may be executed simultaneously in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                                     EMERGENT GROUP INC.


                                                 By: /s/ William M. McKay
                                                   Name: William M. McKay
                                                  Title: Chief Financial Officer


                                                    JIMA MANAGEMENT, LLC

                                                 By: /s/ Mark Waldron
                                                  Title: President

                                                     /s/ Mark Waldron
                                                         Mark Waldron as an
                                                         individual